Exhibit 10.1

AMERICAN GREETINGS CORPORATION

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

ARTICLE 1

DEFINITIONS

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1	“Agreement” means an agreement in Writing delivered to the Grantee, which evidences a grant of an Award under the Plan.

1.2	“Appreciation Right” means a right granted pursuant to Article 8 of this Plan.

1.3	“Award” means an Option, Share Award, Restricted Share, Deferred Share, Performance Bonus, Performance Share, Directors’ Share, Performance Unit, Appreciation Right or Dividend Equivalents granted under this Plan.

1.4	“Board” means the Board of Directors of the Corporation.

1.5	“Change in Control” means the happening of any of the following events:

(i)	the Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(ii)	the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(iii)	there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power;

(iv)	the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation has occurred; or

(v)	if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1.5(iii) and (iv) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) the Corporation; (B) a

Subsidiary; (C) any Corporation–sponsored employee stock ownership plan or other employee benefit plan of the Corporation; or (D) any family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants and trust (including voting trusts)) either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because the Corporation reports that a Change in Control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change in Control of any Subsidiary.

Notwithstanding the foregoing, if and to the extent that any provision of this Plan or an Award would cause a payment of deferred compensation that is subject to Section 409A(a)(2) of the Internal Revenue Code to be made upon the occurrence of a “Change in Control,” then such payment shall not be made unless such “Change in Control” satisfies the requirements of Section 409A(2)(A)(v) of the Internal Revenue Code and applicable regulations and rulings thereunder.

1.6	“Class A Common Shares” means Class A Common Shares, par value $1.00 per share, of the Corporation.

1.7	“Class B Common Shares” means Class B Common Shares, par value $1.00 per share, of the Corporation.

1.8	“Committee” means (except as otherwise provided or limited in the following sentence), the full Board or the Board’s Compensation and Management Development Committee, or such other committee or designee (including, without limitation, an officer of the Corporation) appointed by the Board or the Compensation and Management Development Committee to manage Awards generally or specific individual or group of Awards. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and/or “non-employee directors” as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.9	“Common Stock” means Class A Common Shares, Class B Common Shares or both.

1.10	“Corporation” means American Greetings Corporation.

1.11	“Covered Employee” means an Eligible Person who is, or is determined by the Committee to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (or any successor provision).

1.12	“Deferral Period” means the period of time during which Deferred Shares, Awards or other compensation is subject to deferral limitations under Section 7.3 or Article 13 of this Plan.

1.13	“Deferred Shares” means an Award made pursuant to Section 7.3 of this Plan of the right to receive Common Stock at the end of a specified Deferral Period.

1.14	“Director” means any member of the Board, or any member of a board of directors of a Subsidiary, who is not also an employee of the Corporation or any Subsidiary.

1.15	“Directors’ Share” means a Share awarded to a Director pursuant to Section 7.5 of this Plan.

1.16	“Dividend Equivalent” means an amount determined by multiplying the number of shares of Common Stock subject to a grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Corporation on its Common Stock.

1.17	“Effective Date” means February 13, 2007.

1.18	“Eligible Person” means a key employee, officer or consultant of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.19	“Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

1.20	“Fair Market Value” means, as of any given date, the closing price of the Class A Common Shares as reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) as of the close of business on such date or the latest such date in which there is a listing. Fair Market Value shall be determined in a manner that complies with the requirements of Section 409A of the Internal Revenue Code and regulations and rulings thereunder.

1.21	“Grantee” means an Eligible Person to whom an Award has been granted.

1.22	“Grant Date” means

(i)	with respect to Options and Appreciation Rights, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii)	with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.23	“Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code (or any successor provision) and that the Corporation designates as such in the Agreement granting the Option.

1.24	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

1.25	“Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.26	“Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6 of this Plan.

1.27	“Option Period” means the period during which an Option may be exercised.

1.28

“Option Price” means the price per Share at which an Option may be exercised. The Option Price for any Option will equal the Fair Market Value on the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

1.29	“Optionee” means an Eligible Person to whom an Option has been granted.

1.30	“Performance Criteria” means the performance standards selected by the Committee that may be based on revenue; gross margin; product line contribution; operating and other expenses; operating earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); pre-tax or after-tax profits; net income; earnings per share; cash flow; productivity; return on assets; return on capital; return on equity; cash flow/net assets; debt/capital ratio; return on net capital employed (“RONCE”); sales growth; stock price appreciation; or total shareholder return (share appreciation plus dividends as if reinvested), and may be absolute in their terms or measured against or in relationship to changes from period to period or against or in relationship to other companies comparably, similarly or otherwise situated.

1.31	“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of Qualified Performance-Based Compensation or other performance criterion of a performance-based Award will be measured against the Performance Criteria or other performance goals established by the Committee and specified in the Agreement relating thereto.

1.32	“Performance Bonus” means an award granted pursuant to Article 9 of this Plan.

1.33	“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 7.4 of this Plan.

1.34	“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 7.4 of this Plan.

1.35	“Plan” means this American Greetings Corporation 2007 Omnibus Incentive Compensation Plan which is the Plan set forth in this document, as amended from time to time.

1.36	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	the commencement of a proxy contest in which any person (as such term is defined in Section 3(9) of the Exchange Act and also includes any group deemed to be a person under Section 13(d)(3) of the Exchange Act) seeks to replace or remove a majority of the members of the Board;

(iii)	the Board otherwise adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; or

(iv)	the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation may or will occur in the future.

1.37	“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.38	“Related Award” means the Award in connection with which a Related Right is granted.

1.39	“Related Right” means an Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.40	“Restricted Share” means a Share awarded to an Eligible Person pursuant to Section 7.2 of this Plan that is subject to certain restrictions and may be subject to forfeiture.

1.41	“Right Period” means the period during which an Appreciation Right may be exercised.

1.42	“Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

1.43	“Share” means a share of authorized but unissued Common Stock, Common Stock held in treasury or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.44	“Share Award” means an award of Common Stock, or an Award denominated in terms of Common Stock, as described in Article 7 of this Plan, and includes, without limitation, a Restricted Share, a Directors’ Share, a Deferred Share and a Performance Share.

1.45	“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code, except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.47	“Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.

1.48	“Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

ARTICLE 2

PURPOSE

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and other key employees and consultants to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and other key employees and consultants upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

ARTICLE 3

PLAN MANAGEMENT AND ADMINISTRATION

The Plan will be managed by the Committee. Administrative functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1	to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2	to determine the types of Awards to be granted;

3.3	to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares to be subject to each Award or pool of Awards;

3.4	to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5	to construe and interpret any Agreement and the Plan;

3.6	to require, whether or not provided for in the pertinent Agreement, of any Grantee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.7	to provide for satisfaction of a Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award or through delivery of Common Stock to the Corporation by the Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to any Share attestation procedure approved or ratified by the Committee or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities, provided that in any case the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability;

3.8	to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.9	to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee;

3.10	to condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Eligible Person of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Grantee; and

3.11	without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i)	for an agreement by the Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii)	for restrictions on the transfer, sale or other disposition of Shares issued to the Grantee;

(iii)	for an agreement by the Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv)	for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery of Common Stock valued at Fair Market Value on the exercise date of the Option or a combination of cash and Common Stock; by means of any Share attestation procedure approved or ratified by the Committee; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds to pay the exercise price;

(v)	for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 13 of this Plan; and

(vi)	for the effect of a Change in Control or Potential Change of Control, as defined herein, of the Corporation on the rights of a Grantee with respect to any Award.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

ARTICLE 4

ELIGIBILITY

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1	Subject to adjustment as provided in Article 14 of this Plan and Section 5.3 below, the number of Shares that may be issued or transferred (i) upon the exercise of Options or Appreciation Rights; (ii) as Share Awards; (iii) as Restricted Shares and released from substantial risk of forfeiture thereof; (iv) as Deferred Shares; (v) in payment of Performance Shares or Performance Units that have been earned; (vi) as Directors’ Shares; or (vii) in payment of Dividend Equivalents paid with respect to awards made under the Plan, shall not exceed in the aggregate 2,800,000 Class A Common Shares and 700,000 Class B Common Shares, respectively. Such Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

5.2

Subject to adjustment as provided in Article 14 of this Plan, grants of Incentive Stock Options under the Plan may not be made with respect to more than 2,800,000 Class A Common Shares and 700,000 Class B Common Shares during any calendar year, provided that such limits only apply to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one fiscal year, (i) subject to adjustment as provided in Article 14 of this Plan an Eligible Person shall not receive Appreciation Rights in excess of 500,000 Class A Common Shares and 500,000 Class B Common Shares; (ii) an Eligible Person shall not receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Grant Date in excess of $5,000,000; and

(iii) subject to adjustment as provided in Article 14 of this Plan, an Eligible Person shall not receive Awards in excess, in the aggregate, of 500,000 Class A Common Shares and 500,000 Class B Common Shares and collectively 500,000 Shares (“Individual Limit”).

5.3	Shares underlying outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per Share not greater than the original issue price paid per Share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that in accordance with the terms of the applicable Agreement, is payable only in cash immediately will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4	Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limit set forth in Section 5.2 of this Plan for such Awards will be the amount that is the maximum number of Shares that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5	In the case of any Award granted in substitution for an award of a business, corporation or other entity acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired business, corporation or other entity.

ARTICLE 6

OPTIONS

6.1	The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Awards made to that Eligible Person during that fiscal year.

6.2	All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Stock Option, the Option shall be a Nonstatutory Stock Option.

6.3	All Agreements shall specify the number of Class A Common Shares or Class B Common Shares to which it pertains subject to the limitations set forth in Article 5 of this Plan.

6.4	The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date.

6.5	The Committee will, at or after the Grant Date, determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.6	The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute an Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Appreciation Right will be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

6.7	The Committee may provide in the Agreement evidencing a grant of Options (other than Incentive Stock Options) that the Committee, in its sole discretion, will have the right to provide for the payment of Dividend Equivalents to the Optionee on either a current, deferred, or contingent basis or may provide that such equivalents shall be credited against the Option Price.

6.8	The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Right authorized under Article 8 of this Plan.

6.9	Except as otherwise determined by the Committee and set forth in an Agreement, if a Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Options held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby. If an employee who is also a Director terminates employment, any Awards granted in connection with such individual’s employment will continue to be governed by and subject to the provisions of the Plan and the Agreement regarding a termination of employment.

6.10	All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

ARTICLE 7

SHARE AWARDS, PERFORMANCE UNITS AND DIRECTORS’ AWARDS

7.1	The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Share Awards made to that Eligible Person during that fiscal year. All Share Awards will be evidenced by an Agreement. Shares issued or transferred pursuant to a Share Award may be issued or transferred for consideration or no consideration (except as required by applicable law).

7.2	Except as otherwise determined by the Committee and set forth in an Agreement, Restricted Shares are subject to the following terms and conditions:

(i)

Each such grant shall constitute an immediate transfer of the ownership of Common Stock to the Eligible Person in consideration for the performance of services, entitling such Eligible Person to voting, dividend and other ownership rights consistent with the Corporation’s Articles of Incorporation, Code of Regulations and other corporate documents as applicable to and governing Class A Common Shares and Class B Common Shares, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to and subject to any requirement that requires any or all dividends or other distributions paid with respect to Restricted Shares be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(ii)	Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii)	Each such grant shall provide that the Restricted Shares covered by such grant shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Each such grant shall provide that during the period for which such substantial risk of forfeiture is to continue the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Grant Date. Except as otherwise determined by the Committee at the time of the grant of Restricted Shares or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

(iv)	Any grant of Restricted Shares may specify Performance Criteria or other performance goals which, if achieved, will result in termination or early termination of the restrictions applicable to such shares, and each grant may specify in respect of such specified Performance Criteria or other performance goals, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which the restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Criteria or other performance goals.

(v)	If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

7.3	Except as otherwise determined by the Committee and set forth in an Agreement, Deferred Shares are subject to the following terms and conditions:

(i)	Each such grant shall constitute the agreement by the Corporation to deliver Common Stock to the Eligible Person in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

(ii)	Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii)	Each such grant shall be subject to a Deferral Period of not less than one year, as determined by the Committee at the Grant Date except (if the Committee shall so determine) in the event of a Change in Control or other similar transaction or event.

(iv)	During the Deferral Period, an Eligible Person shall have no right to transfer any rights under his or her award, shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Grant Date, authorize the payment of Dividend Equivalents on such shares on either a current, deferred, or contingent basis, either in cash or in additional Common Stock.

(v)	Each grant shall be consistent with Section 409A of the Internal Revenue Code, as the Committee may approve.

7.4	Except as otherwise determined by the Committee and set forth in an Agreement, Performance Shares or Performance Units are subject to the following terms and conditions:

(i)	The Performance Period with respect to each Performance Share and Performance Unit shall be such period of time designated in the Agreement (as shall be determined by the Committee at the time of grant) commencing with the Grant Date.

(ii)	Any grant of Performance Shares and Performance Units shall specify Performance Criteria or other performance goals which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Performance Criteria or other performance goals a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement or the specified Performance Criteria or other performance goals.

(iii)	Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Class A Common Shares or Class B Common Shares or in any combination thereof and may either grant to the Eligible Person or retain in the Committee the right to elect among those alternatives.

(iv)	The Committee may, at or after the Grant Date, provide for the payment of Dividend Equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Stock.

7.5	Subject to the applicable limitations set forth in Article 5 of this Plan, Directors may elect to receive Class A or Class B Common Shares, as determined by the Board, in an amount equal to (and in lieu of) any or all fees owed to them by the Corporation as compensation for serving on the Corporation’s Board. For the purposes of this Section 7.5, Shares are valued at the closing price reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) on the last trading day of the calendar quarter prior to payment of such fees. Any fractional shares shall be paid as cash.

ARTICLE 8

APPRECIATION RIGHTS

8.1	The Committee may grant Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Appreciation Rights granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Appreciation Rights made to that Eligible Person during that fiscal year.

8.2	An Appreciation Right may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of an Option to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii)	independently of any Option granted under the Plan.

An Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Options subject to the Related Award.

8.3	An Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Appreciation Right is exercised not to exceed the number of shares underlying the Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the exercise date of the Appreciation Right over the “base price”, which is the Fair Market Value on the Grant Date of the Appreciation Right (or such price in excess of Fair Market Value on the Grant Date as the Committee determined at the time of grant).

8.4	The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however that an Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

8.5	The exercise or settlement, in whole or in part, of a Related Right will cause a reduction on a share-for-share basis in any Related Award.

8.6	The Committee may specify Performance Criteria or other performance goals that must be achieved as a condition of the exercise of such rights.

8.7	Each grant of Appreciation Rights shall be evidenced by an Agreement that identifies the related Options (if applicable) and contains such terms and provisions, consistent with this Plan, as the Committee may approve.

ARTICLE 9

PERFORMANCE BONUSES

The Committee may grant Performance Bonuses under the Plan in the form of cash or Shares to Eligible Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine, subject to the provisions below:

9.1	Performance Bonuses will be awarded in connection with a Performance Period, the length of which will be determined by the Committee.

9.2	The Committee will determine the persons who will be eligible to receive a Performance Bonus under the Plan.

9.3	Performance Criteria or other performance goals, performance targets and other award criteria shall be determined as follows:

(i)	The Committee will fix and establish (A) the performance goals that will apply to that Performance Period; (B) the target amount payable to each Eligible Person; and (C) subject to Section 9.4 below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee may also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Period before any Performance Bonus will be paid and the percentage of the target amount that will become payable upon attainment of various levels of performance that equal or exceed any minimum required level.

(ii)	The Committee may, in its discretion, select performance goals that measure the performance of the Eligible Person, the Corporation or one or more business units, divisions or Subsidiaries of the Corporation. The Committee may select performance goals that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies. The performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Eligible Person or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Eligible Person is employed.

9.4	In applying the performance goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Article 14 of this Plan and the cumulative effect of changes in the law, regulations or accounting rules), and may determine to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

9.5	All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Corporation’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Internal Revenue Code). The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances.

ARTICLE 10

QUALIFIED PERFORMANCE-BASED COMPENSATION

10.1	The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 10 apply only to any such Awards that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

10.2	When Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

10.3	When Awards other than Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

10.4	The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

10.5	The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Criteria and the terms of each Agreement.

10.6	The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

ARTICLE 11

TRANSFERABILITY

11.1	Except as otherwise determined by the Committee on a case-by-case basis, no Options, Appreciation Rights or other derivative security granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee on a case-by-case basis, Options and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

11.2	The Committee may specify at the Grant Date that part or all of the Common Stock that is (i) to be issued or transferred by the Corporation upon the exercise of Option grants or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7.2 of this Plan, shall be subject to further restrictions on transfer.

11.3	The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act, and any and all regulations and rules promulgated thereunder, or by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered and Awards may be granted and exercised only in such manner to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and any Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 12

EXERCISE; PAYMENT OF WITHHOLDING TAXES

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price or other amount due in connection with such exercise, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

ARTICLE 13

DEFERRAL OF AWARDS OR COMPENSATION

13.1	If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer (i) any or all of an amount otherwise payable in connection with an Award or (ii) any payment of a cash bonus or other compensation in exchange for an Award under this Plan, provided that:

(i)	the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii)	such election will be irrevocable;

(iii)	such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv)	the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

13.2	The Committee may also provide that deferral issuances and settlements include the payment or crediting of Dividend Equivalents or interest on the deferral amounts. Nothing in this Plan shall be deemed to limit an Eligible Person’s ability to defer compensation under any other deferred compensation plan, arrangement or Agreement maintained by the Corporation.

ARTICLE 14

CAPITAL ADJUSTMENTS

The number and class of Shares subject to each outstanding Share Award, the Option Price, the base price for any Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share Awards thereafter may be made or in which Awards may be paid, and the limits provided for in Article 5 of this Plan, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

ARTICLE 15

CONSEQUENCES OF A CHANGE IN CONTROL

OR POTENTIAL CHANGE IN CONTROL

15.1

In the event of a Change in Control or Potential Change in Control, in addition to such other actions contemplated herein, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Eligible Person: (i) the Committee may determine that outstanding Options and Appreciation Rights shall be fully exercisable, and restrictions on outstanding Restricted Shares, Deferred Shares, Performance Shares and Performance Units shall lapse, as of the date of the Change in Control or at such other time as the Committee determines, (ii) the Committee may require that Eligible Persons surrender their outstanding Options and Appreciation Rights in exchange for one or more payments by the Corporation, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Eligible Persons’ unexercised Options and Appreciation Rights exceeds the exercise price, if any, and on such terms as the Committee determines, (iii) after giving Eligible Persons an opportunity to exercise their outstanding Options and Appreciation Rights, the Committee may terminate any or all unexercised Options and Appreciation Rights at such time as the Committee deems appropriate, (iv) with respect to Grantees holding Share Awards, Directors’ Shares, Performance Units or Dividend Equivalents, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Share Awards, Directors’ Shares and Performance Units, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

15.2	The Committee may provide in an Agreement that a sale or other transaction involving a Subsidiary or other business unit of the Corporation shall be considered a Change in Control for purposes of an Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

ARTICLE 16

TERMINATION OR AMENDMENT

16.1	The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15 and 19 of this Plan.

16.2	The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to this Article 16 are subject to approval by vote of the shareholders of the Corporation within twelve months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any Award made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

16.3	Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize the amendment of any outstanding Option to reduce the Option Price. Furthermore, no Option shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Corporation. This Section 16.3 is intended to prohibit the repricing of “underwarter” Options and shall not be construed to prohibit the adjustments provided for in Section 14 of this Plan.

16.4	Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize any Option grant to provide for automatic “reload” rights, the automatic grant of Options to the Optionee upon the exercise of Options using Shares or other equity.

ARTICLE 17

TERM OF THE PLAN

Unless sooner terminated by the Board or the Committee pursuant to Article 16 of this Plan, the Plan will terminate ten years after the date on which the Plan was first approved by the shareholders of the Corporation. The termination will not affect the validity of any Awards outstanding on the date of termination. Awards may be granted or awarded prior to shareholder approval of this Plan, but any Award requiring such shareholder approval will be subject to approval of the Plan by the shareholders. No Award granted subject to such shareholder approval, and any dividends payable thereon, are subject to forfeiture if such shareholder approval is not obtained.

ARTICLE 18

INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

ARTICLE 19

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code.

ARTICLE 20

GENERAL PROVISIONS

20.1	The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

20.2	All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

20.3

Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

20.4	The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations or entities whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights, otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

20.5	Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 13 of this Plan, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

20.6	The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

20.7	The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to Grantees who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

20.8	The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.